EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among RECRUITER.COM GROUP, INC.,

PARRUT, INC.,

and

THE PRINCIPALS NAMED HEREIN

Dated as of July 7, 2021

EXHIBITS
Exhibit A –Employment Agreements
Exhibit B –Bill of Sale

Exhibit C –Assignment and Assumption Agreement
Exhibit D –Registration Rights Agreement
Exhibit E – Promissory Note
Exhibit F – SOW

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 7, 2021, is entered into among Recruiter.com Group, Inc. a Nevada Corporation (“Buyer”), Parrut, Inc., a Delaware corporation (the “Seller”), Tarek Pertew and Christopher A. Johnson (each, a “Principal” and collectively, the “Principals”). Capitalized terms used and not otherwise defined herein have the meanings specified or referred to in ARTICLE I.

RECITALS

WHEREAS, Seller has developed and is operating an online job board marketplace software platform that makes job listings and other career resources available for job seekers and other professionals across industries (the “Jobs Board Technology”) and an online marketplace software platform for sourcing and curated candidates for employers known as “Finalist” (the “Finalist Technology”) (collectively, the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and certain specified liabilities of the Business as a going concern, subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement for Buyer to enter into this Agreement, each of the Key Employees (as defined below) is entering into an employment agreement (the effectiveness of which will be conditioned on the consummation of the transactions contemplated by this Agreement on the Closing Date) with Buyer, copies of which are attached hereto as Exhibit A (collectively, the “Employment Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Apportioned Tax Obligations” has the meaning set forth in Section 6.12(b).

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.03.

“Balance Sheet Date” has the meaning set forth in Section 4.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” has the meaning set forth in the RECITALS.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the RECITALS.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Recruiter Restricted Common Stock” has the meaning set forth in Section 2.05(b).

“Cash” has the meaning set forth in Section 2.01(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment” has the meaning set forth in Section 2.05(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 5, 2021, between Buyer and Seller.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, sublicenses, purchase orders, loan agreements, instruments, notes, commitments, undertakings, indentures and other agreements, or any binding undertakings to enter into any of the foregoing.

“Customer Data” means any and all data submitted by, or compiled in relation to, customers of the Business, including but not limited to personal data and/or other identifying and profiling information, account activity, KYC and due diligence information, anti-money laundering, customer correspondence and any other data or information collected, compiled or stored in relation to customers.

“Disclosed Assumed Liabilities” has the meaning set forth in Section 2.03(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Earn-Out Consideration” has the meaning set forth in Section 2.08(a)(i).

“Earn-Out Revenue” has the meaning set forth in Section 2.08(a)(i).

“Employee Program” has the meaning set forth in Section 4.12(f)(i).

“Employees” means those Persons employed by Seller’s professional employer organization who work primarily for the Business immediately prior to the Closing set forth on Section 6.04(a) of the Disclosure Schedules.

“Employment Agreements” has the meaning set forth in the RECITALS.

“Encumbrance” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, claim, attachment, hypothecation, option, right of first refusal, right of first offer, easement, encroachment, deed restriction, preferential arrangement, restrictive covenant or change (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or other similar encumbrance or any agreement to file any of the foregoing.

“Excluded Intellectual Property Assets” means all Intellectual Property that is owned by Seller and set forth on Section 1.1 of the Disclosure Schedules including all goodwill in the same.

“Equity” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether embedded in other securities or not).

“ERISA Affiliate” has the meaning set forth in Section 4.12(f)(ii).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Finalist Technology” has the meaning set forth in the RECITALS.

“Financial Statements” has the meaning set forth in Section 4.03.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE IV or Article V, made by such party, (a) with respect to Seller, to Seller’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses and (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“Fundamental Warranties” means the representations and warranties in Section 4.01, Section 4.02, Section 4.06, Section 4.07, Section 5.01 and Section 5.05.

“General Warranties” means the representations and warranties in Article IV and Article V other than the Fundamental Warranties and the Tax Warranties.

“Governmental Authority” means (i) any international, multinational, national, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including without limitation, any department, central bank, court, minister, governor-in-counsel, cabinet commission, board, bureau, agency, commissioner, tribunal or instrumentality (whether domestic or foreign), (ii) any self-regulated organization or other non-

governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, (iii) any stock exchange, and (iv) any quasi-governmental or private body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) registered and unregistered trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) registered and unregistered copyrights and all registrations and applications for registration thereof, including without limitation, all compilations, databases and computer programs, manuals and other documentation, and all derivatives, translations adaptations and combinations of any of the foregoing; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller, or Seller grants any other Persons, any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations and the Software Assets set forth on Section 4.09(a) of the Disclosure Schedules including all goodwill in the same, but excluding the Excluded Intellectual Property.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Jobs Board Technology” has the meaning set forth in the RECITALS.

“Key Employees” means Christopher A. Johnson and Tarek Pertew.

“Knowledge of Seller,” “Seller’s Knowledge,” or any other similar knowledge qualification means the actual knowledge of Christopher A. Johnson or Tarek Pertew, in each case after their reasonable inquiry.

“Law” means any domestic or foreign, federal provincial, state or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, writ, injunction, judgment, award, administrative or judicial decision or interpretation, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and, to the extent the prevailing party with respect to the indemnification claim, the reasonable out of pocket legal costs of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Documents except to the extent actually paid to a third-party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:

(i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; provided, that such events, occurrences, facts, conditions or changes do not otherwise have a disproportionate effect on Seller, taken as a whole; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (v) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof after the date hereof; provided, that such changes do not otherwise have a disproportionate effect on Seller, taken as a whole or Selling Shareholders; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.20.

“Material Customer” has the meaning set forth in Section 4.17(a).

“Material Suppliers” has the meaning set forth in Section 4.17(b).

“Multiemployer Plan” has the meaning set forth in Section 4.12(f)(iv).

“Permits” means all permits, licenses, franchises, approvals, variances, authorizations, exemptions, registrations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which an adequate reserve is provided in the Financial Statements; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances, restrictions and other similar encumbrances affecting Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Apportioned Period” has the meaning set forth in Section 6.12(b).

“Pre-Closing Apportioned Period” has the meaning set forth in Section 6.12(b).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any and all directors, officers, managers, members, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Registration Rights Agreement” has the meaning set forth in Section 3.02(a)(v).

“SBA” means the United States Small Business Administration. “SEC” means the United States Securities and Exchange Commission

“SEC Filings” means the Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K made available to the public through the EDGAR system.

“Seller” has the meaning set forth in the Preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Seller Employee Program” has the meaning set forth in Section 4.12(a).

“Selling Parties” means, collectively, Seller and the Principals. “Seller Benefit Plans” has the meaning set forth in Section 2.02(i).

“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, artwork, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related technical and functional documentation, developer notes, comments, and annotations.

“Software Assets” means all Software that Seller has an ownership interest of any nature in and is used in connection with the Business, including the Software set forth on Section 4.09(a) of the Disclosure Schedules.

“SOW” has the meaning set forth in Section 3.02(a)(vi).

“Studio Business” means Seller’s employer brand and video solutions business. “Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added transfer, franchise, alternative minimum, social security, occupation, net worth, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Warranties” means the representations and warranties in Section 4.18.

“Transaction Documents” means this Agreement, the Promissory Note, the Bill of Sale, the Assignment and Assumption Agreement, the Employment Agreements, and the other agreements, instruments and documents required or contemplated to be delivered hereunder at the Closing.

“Transferred Employee” has the meaning set forth in Section 6.04(a).

“Uncubed License” means an 18-month royalty-free transition license with respect to the use of the “Uncubed” mark for use in connection with the operation of the Business granted by the Seller to the Buyer at the Closing. The terms of the Uncubed License will be delivered by the Seller within 30 days of Closing.

“WARN Act” has the meaning set forth in Section 4.13(e).

“Websites” means the websites listed on Section 1.2 of the Disclosure Schedules.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer free from any Encumbrance other than Permitted Encumbrances, and Buyer shall purchase from Seller free from any Encumbrance other than Permitted Encumbrances, all of Seller’s legal and beneficial right, title and interest in, to and under all of the tangible and intangible assets, properties and rights of every kind and nature and wherever located (other than the Excluded Assets), that relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), with a view to Buyer carrying on the Business as a going concern in succession to Seller including the following:

(a) all accounts receivable of the Business to the extent arising from the conduct of the Business before the Closing (“Accounts Receivable”);

(b) all Contracts set forth on Section 2.01(d) of the Disclosure Schedules, the Intellectual Property Agreements set forth on Section 4.09(a) of the Disclosure Schedules and the contracts of employment for each Employee set forth on Section 4.12(a) of the Disclosure Schedule (collectively, the “Assigned Contracts”);

(c) all user and personal profiles, resumes, and client, CRM, recruiter and other databases, all brands, Website domains, software code, servers, other hardware and all other Intellectual Property Assets, including, without limitation, the right to sue and recover for past, present or future infringement or other unauthorized use of such Intellectual Property Assets;

(d) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of the Business (the “Tangible Personal Property”);

(e) all prepaid expenses, credits, advance payments, security deposits, charges, sums and fees to the extent related to any Purchased Assets;

(f)     all telephone numbers, fax numbers, e-mail addresses related to or used in the Business;

(g) all Permits owned, held or used by Seller in connection with the Business to the extent transferrable under applicable Law;

(h) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(i) originals or, where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, Customer Data, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, formulae, designs, specifications, drawings, product development, data, manuals, handbooks, plans and instructions, customer complaints and inquiry files, research and development files, sales material and records, marketing and promotional surveys, material and research and any other information relating to the operation, management, administration or financial affairs of the Business, including business plans, forecasts and information relating to business development (collectively, “Books and Records”);

(j)    all goodwill associated with any of the assets described in the foregoing clauses;

and

(k)    all other assets of Seller relating to the Business, other than the Excluded Assets.

Section 2.02   Excluded Assets. Notwithstanding anything in Section 2.01 to the contrary, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not conveying, assigning, transferring or delivering any other assets or properties of Seller or any of its Affiliates (collectively, the “Excluded Assets”), and all such other assets and properties shall be excluded from the Purchased Assets. Excluded Assets include the following assets and properties of Seller:

(a) all cash and cash equivalents, securities (whether or not marketable), and negotiable instruments of Seller;

(b) all Contracts that are not Assigned Contracts (including all rights of Seller under the Transaction Documents to which Seller is a party);

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records (other than personnel files of Transferred Employees), and any other books and records that Seller are prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(d) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder, except to the extent the proceeds under any such policy may be applied to cover the indemnity obligations of Seller hereunder;

(e) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of their Affiliates;

(f) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(g) all books, records, and other materials prepared by, or emails and other correspondence with, outside legal counsel, together with the related attorney-client privilege and all attorney work product protections;

(h) all books, records, other materials, emails and other correspondence relating to Seller’s or the Selling Shareholders’ preparation and negotiation of this Agreement and the other Transaction Documents and the evaluation and consummation of the transactions contemplated hereby and thereby;

(i) the rights that accrue or will accrue to Seller under this Agreement and the other Transaction Documents; and

(j) all employee benefit plans maintained by Seller or any Affiliates thereof (the “Seller Benefit Plans”); and

(k) the assets, properties and rights, if any, specifically set forth on Section 2.02(k) of the Disclosure Schedules.

Section 2.03   Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all of the following (and only the following) Liabilities of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, but specifically excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)    all Liabilities arising under or relating to the Assigned Contracts after the Closing Date;

(b)    all Liabilities in respect of the Transferred Employees after the Closing Date;

(c) all Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or any portion thereof) beginning after the Closing Date and

(ii)
Taxes for which Buyer is liable pursuant to Section 6.12; and

(d) those Liabilities of Seller, if any, specifically set forth on Section 2.03(c) of the Disclosure Schedules (the “Disclosed Assumed Liabilities”).

Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of Seller (collectively, the “Excluded Liabilities”):

(a) any Liabilities arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date;

(b)     any Liabilities of Seller relating to or arising out of the Excluded Assets;

(c) any Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 6.12) for any taxable period;

(d) except as specifically provided in Section 6.04, any Liabilities of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing,
(ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date; and (iii) the Seller Benefit Plans;

(e) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

(f)    all Liabilities relating to Contracts of Seller that are not Assigned Contracts;

(g)    all Liabilities of Seller other than the Assumed Liabilities.

Section 2.05    Purchase Price.

(a) The purchase price to be paid by Buyer for the Business and Purchased Assets shall be (i) Three Million Five Hundred Thousand Hundred Dollars ($3,500,000) (the “Base Purchase Price”), which shall be paid as set forth below, plus (ii) the Earn-Out Consideration in accordance with Section 2.08 below (collectively, the “Purchase Price”).

(b) Buyer shall deliver to Seller on the Closing Date the following: (i) cash equal to Five Hundred Thousand Dollars ($500,000) by wire transfer of immediately available funds to an account identified in advance by Seller (the “Closing Cash Payment”), (ii) such number of shares of Buyer’s common stock (the “Closing Stock Payment”), obtained by dividing One Million and Two Hundred and Fifty Thousand Dollars ($1,250,000) by the volume-weighted average price of Buyer’s common stock (the “Recruiter Restricted Common Stock”) for the 5 consecutive trading days immediately prior to the Closing Date (the “Per Share Stock Price”), and (iii) a Promissory Note duly executed by Buyer in favor of Seller in the aggregate principal amount of $1,750,000, a copy of which is attached hereto as Exhibit E (the “Promissory Note”).

Section 2.06
[Intentionally Omitted].

Section 2.07
Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller, Buyer shall use commercially reasonable efforts, and shall reasonably cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall, upon request of Buyer, sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.12.

(b) To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller to pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.07. Seller shall be permitted to set off against such amounts all direct reasonably and properly incurred costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.07.

Section 2.08
Earn-Out Consideration.

(a) Subject to and on the terms of this Section 2.08, as additional consideration for the Business and the Purchased Assets, Seller shall be entitled to, and Buyer shall pay to Seller, earn-out consideration, if any, determined and paid as follows:

(i) Seller shall be entitled to earn-out consideration (“Earn-Out Consideration”) equal to 1.35 times the Earn-Out Revenue (as defined below) achieved during the twelve- month period immediately following the Closing Date (“Earn-Out Period”) (such amount being referred to herein as the “Earn-Out Revenue Amount”). The maximum amount of the Earn-Out Consideration shall be One Million Three Hundred and Fifty Thousand Dollars ($1,350,000). For the purposes of determining the Earn-Out Revenue Amount, the “Earn-Out Revenue” shall mean all revenue calculated on an accrual basis derived or generated by Buyer or any of its Affiliates from (x) community job boards (where such revenue is substantially derived from the Intellectual Property Assets and/or Software Assets, including Mediabistro), (y) Finalist revenue and (z) any new offerings created by Buyer or any of its Affiliates using any of the Intellectual Property Assets and/or Software Assets.

(ii) Within thirty (30) days following the expiration of the Earn-Out Period, Buyer shall prepare and deliver or cause to be delivered to Seller a calculation of the Earn-Out Revenue and the Earn-Out Revenue Amount with respect to the Earn-Out Period, together with in reasonable detail the components and calculations thereof, determined in accordance with the terms of this Section 2.08 (the “Earn-Out Statement”).

(iii) On or prior to the thirtieth (30th) day after Seller’s receipt of the Earn-Out Statement (the “Objection Period”), Seller may give the Buyer a written notice (a “Objection Notice”) disputing any item set forth in the Earn-Out Statement. The Objection Notice will set forth a description of the basis (to the extent known) of each item of objection, along with the amount in dispute (to the extent that Seller is able to calculate such amount). Any items not disputed in a timely Objection Notice shall be deemed to have been accepted by Seller. The Buyer shall provide Seller and its representatives with full access during customary business hours to those books and records that are related to the calculation of the Earn-Out Revenue and preparation of Earn-Out Statement and reasonably cooperate with Seller in connection with its review thereof (including promptly providing Seller with supporting documentation as reasonably requested by Seller).

(iv) If the Buyer and Seller are unable to agree on any aspect of the calculation of the Earn-Out Revenue and the Earn-Out Statement within 30 days of delivery of an Objection Notice, they shall be entitled to refer their remaining differences to a regionally recognized firm of independent public accountants as to which the parties mutually agree, and which firm has not been engaged by either party during the prior two-year period (the “Arbiter”) to resolve the dispute. The Buyer and Seller shall make readily available to the Arbiter all relevant books and records and any work papers (including those of the parties’ respective accountants or financial advisors) relating to the calculation of the Earn-Out Revenue and the Earn-Out Statement and all other items reasonably requested by the Arbiter. The Arbiter shall consider only those remaining items and amounts as to which Buyer and Seller still disagree. The Arbiter shall not assign a value to any item greater than the greatest value or less than the smallest value for such item claimed by Seller or Buyer and shall be based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. All costs and expenses relating to the engagement of the Arbiter shall be borne by Buyer unless the Arbiter’s determination results in no Earn- Out Consideration being payable to Seller hereunder, in which case such costs and expenses shall be borne by Seller.

(v) The Earn-Out Consideration, if any, shall be paid to Seller, within ten (10) days of the date the Earn-Out Revenue Amount is agreed or determined in accordance with this Section 2.08, by Buyer delivering to Seller the aggregate number of shares of Recruiter Restricted Common Stock obtained by dividing the Earn-Out Consideration (determined in accordance with this Section 2.08(a)(i) based on such agreed or finally determined Earn-Out Revenue and Earn-Out Revenue Amount) by the volume-weighted average price of the Recruiter Restricted Common Stock for the 20 consecutive trading days immediately prior to the expiration of the Earn-Out Period.

(b) During the Earn-Out Period, (i) Buyer shall operate the Business consistent with Seller’s past practices, including, but not limited to, maintaining a pricing model with respect to the Purchased Assets substantially similar to (but not less than) the Seller’s pricing model that is in place as of the Closing Date, and (ii) Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding the payment to Seller of the Earn-Out Consideration hereunder. In the event that (i) Buyer breaches the requirements set forth in this subsection, or (ii) if Buyer terminates the employment of Christopher A. Johnson or Tarek Pertew without cause during the twelve-month period immediately following the Closing Date, or (iii) there is a sale of any of the Purchased Assets during the Earn-Out Period, then the maximum Earn-Out Consideration of $1,350,000 shall be immediately due and payable to Seller in accordance with Section 2.08(a)(v).

(c) The right to any Earn-Out Consideration is personal to Seller and is and shall remain nontransferable for any reason other than by operation of Law. Any attempted assignment, pledge, hypothecation, transfer or other disposition of any right to the Earn-Out Consideration by Seller (other than as set forth in the preceding sentence) shall be null and void.

ARTICLE III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), or on such other date as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m., United States Eastern Standard Time, on the Closing Date.

Section 3.02
Closing Deliverables.

(a)
At the Closing, Seller shall deliver (or caused to be delivered) to Buyer the following:

(i) the Employment Agreements, duly executed by the Key Employees, copies of which are attached hereto as Exhibit A;

(ii) a bill of sale duly executed by Seller, a copy of which is attached hereto as Exhibit B (the “Bill of Sale”), transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement, duly executed by Buyer, a copy of which is attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)
the Seller Closing Certificate;

(v) the Registration Rights Agreement, duly executed by Seller, a copy of which is attached hereto as Exhibit D (the “Registration Rights Agreement”);

(vi) the Statement of Work, duly executed by the Buyer, a copy of which is attached hereto as Exhibit F (the “SOW”);

(vii)
the certificate of the Secretary or Assistant Secretary of Seller required by

Section 7.02(e);

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)
At the Closing, Buyer shall deliver (or caused to be delivered) to Seller the following:

(i) the Closing Cash Payment by wire transfer of immediately available funds to the accounts (and in the proportions) designated in writing by Seller to Buyer;

(ii)    the Registration Rights Agreement, duly executed by Buyer;

(iii)   the Employment Agreements, duly executed by Buyer;

(iv)   the Assignment and Assumption Agreement, duly executed by Buyer;

(v)   the Promissory Note, duly executed by Buyer;

(vi)   the Registration Rights Agreement, duly executed by Buyer;

(vii)  the Buyer Closing Certificate;

(viii) the SOW, duly executed by Buyer;

(ix)   the certificates of the Secretary or Assistant Secretary of Buyer, as applicable, required by Section 7.03(e); and

(x)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01  Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.02  No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: result in a violation or breach of any provision of the organizational documents of Seller; result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assigned Contract; notwithstanding any disclosure of an Assigned Contract requiring consent to assign, as set forth in Section 4.02 of the Disclosure Schedule, no consent shall be required except as to those Assigned Contracts where Buyer has required consent in writing to be obtained prior to Closing as set forth on Schedule 4.02(A); (d) require from Seller any notice to any third-party or result or give rise to any Encumbrance other than Permitted Encumbrances; or (e) give rise to any material limitation or restriction, or have a material adverse effect on the Business, or the Knowledge of Seller, the ability of Buyer to operate the Business following the Closing. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.02 of the Disclosure Schedules.

Section 4.03  Financial Statements. Copies of the unaudited financial statements consisting of the balance sheet of the Business as of March 31, 2021 in each of the years 2018, 2019 and 2020 and the related statements of income and retained earnings for the years then ended (the “Financial Statements”) have been made available to Buyer. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. For the purposes of this Agreement, the balance sheet of the Business as of May 31, 2021, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Accounts Receivable of Seller reflected on the Financial Statements, and all Accounts Receivable arising subsequent to the Balance Sheet Date are reflected properly on the books and records of the Business, are valid receivables and not subject to any offsets, refunds, adjustments, security interests (other than those, if any, held by Seller’s lender, each of which, if any, shall be terminated upon payoff by Seller as of Closing), Encumbrances other than Permitted Encumbrances or counterclaims, are current and represent valid obligations arising from bona-fide sales actually made or sales or services actually performed in the ordinary course of business.

Section 4.04  Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.04 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business consistent with past practice in all material respects and there has not been: (a) change, event, condition or development that has had or would reasonably be expected to have a Material Adverse Effect;

(b) any incurrence of capital expenditures or any obligations or Liabilities in respect thereof other than incurred in the ordinary course of business consistent with past practice; (c) any sale, lease, license, or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties or interests of the Business, other than in the ordinary course of business consistent with past practice; (d) any sale, disposition, transfer or license to any Person of any rights to any Software Assets or any Intellectual Property Rights (other than on a non-exclusive basis in the ordinary course of business consistent with past practice); (e) any material increase in the compensation of employees or new employment contracts with existing employees; (f) any material change in internal controls, methods, practices, policies or procedures followed by Seller or any increase in bad debt reserves for the Business or any revaluation of the Purchased Assets.

Section 4.05 Assigned Contracts. Except as set forth on Section 4.05 of the Disclosure Schedules, Seller is not in breach of or default under any Assigned Contract.

Section 4.06 Title to Tangible Personal Property. Except as set forth in Section 4.06 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.07 Ownership and Sufficiency of Assets. Seller has good title to (or, in the case of leased Purchased Assets, valid leasehold interests in) the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The Purchased Assets, together with the rights granted to Buyer under the Uncubed License, are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the Business as currently conducted by Seller.

Section 4.08 Intentionally Left Blank.

Section 4.09 Intellectual Property.

(a) Section 4.09(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations; (ii) all Intellectual Property Agreements that are material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software); and (iii) all Software Assets. Except as set forth in Section 4.09(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements free from any Encumbrance other than Permitted Encumbrances (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice) and the Intellectual Property Assets are not subject to any contract or other such agreement containing any covenant or other provision that would in any way materially limit or restrict the ability of Buyer to use, assert, enforce, or otherwise exploit the Intellectual Property Assets anywhere in the world.

(b) Except as set forth in Section 4.09(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

(c) Notwithstanding anything to the contrary in this Agreement, Section 4.09(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

Section 4.10 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.11 Compliance with Laws; Permits. Except as set forth in Section 4.11(a) of the Disclosure Schedules, Seller is and has at all times during the previous three (3) years been in compliance in all material respects with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets. None of the representations and warranties in this Section 4.11 shall be deemed to relate to employment matters (which are governed by Section 4.13) or Tax matters

(which are governed by Section 4.18). Seller own, hold or possess and are in compliance in all material respects with all Permits which are necessary for them to own, lease or possess, and operate the Business as currently conducted, and there has occurred no material default under any such Permit. No suspension or cancellation of any Permit owned or held by Seller is pending or, to the Knowledge of Seller, threatened. Each of the Permits is current, valid, subsisting and is in full force and effect and, to the Knowledge of Seller, no event has occurred and no circumstances exist, including as a result of or with respect to, the consummation of the transactions contemplated hereby, that would reasonably be expected to result in the loss of any such Permit.

Section 4.12  Employee Benefit Programs.

(a) Section 4.12(a) of the Disclosure Schedules sets forth a true, complete and correct list of every Employee Program that is maintained by Seller or an ERISA Affiliate of Seller with respect to which Seller has any current or potential Liabilities (the “Seller Employee Programs”).

(b) Each Seller Employee Program that is intended to qualify under Section 401 (a) of the Code may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and, to the Knowledge of Seller, no event or omission has occurred that would reasonably be expected to cause any Seller Employee Program to lose such qualification.

(c) Each Seller Employee Program is and has been operated in material compliance with Applicable Laws and regulations and is and has been administered in all material respects in accordance with Applicable Laws and regulations and with its terms.

(d) None of Seller nor any ERISA Affiliates thereof has within the past six (6) years maintained an Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan, and none of Seller nor any ERISA Affiliates thereof has incurred any liability under Title IV of ERISA that has not been paid in full. None of the Seller Employee Programs provides health care or any other non-pension benefits coverage to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or similar state Law or benefits in the nature of severance pay pursuant to an employment, severance or similar agreement that has been disclosed to Buyer) or to former employees and Seller has no obligation to provide such post termination benefits.

(e) With respect to each Seller Employee Program, true, complete and correct copies of the following documents (if applicable to Seller Employee Program) have previously been delivered or made available to Buyer, (i) all documents embodying or governing Seller Employee Program, and any funding medium for the Seller Employee Program; (ii) the most recent IRS opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description or plan document (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any Governmental Authority.

(f)
For purposes of this Section 4.12:

(i) “Employee Program” means (A) an employee benefit plan within the meaning of ERISA Section 3, whether or not subject to ERISA; (B) equity purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements (excluding offer letters that do not provide for severance benefits or bonus payments), executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, fringe benefits and all other employee benefit plans, agreements, and arrangements not described in (A) above; and (C) plans or arrangements providing compensation to employee and non- employee managers.

(ii) “ERISA Affiliate” means any entity that would have ever been considered a single employer with Seller under Section 414 of the Code, Section 4001(b) of ERISA or part of the same “controlled group” as Seller for purposes of Section 302(d)(3) of ERISA.

(iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employees, officers or managers of such entity (or their spouses, dependents, or beneficiaries).

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

Section 4.13
Labor and Employment Matters.

(a) Seller is and at all times during the previous three (3) years has been in compliance in all material respects with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, unemployment compensation, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than payment for accrued and unused vacation leave required under Applicable Law or normal accruals of wages during the payroll cycle(s) in which the Closing Date falls, there are no arrearages in the payment of any wages due to employees. To the Knowledge of Seller, all individuals who have provided services to Seller during the previous three (3) years have been correctly classified, as applicable, as either an employee or an independent contractor. There are not currently any audits or investigations pending or, to the Knowledge of Seller, scheduled by any Governmental Authority pertaining to the employment practices of Seller and any prior audits during the previous three (3) years are set forth in Section 4.13(a) of the Disclosure Schedule.

(b) Seller is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, and Seller has not been a party to or otherwise bound by any such agreement, contract or understanding at any time in the previous three (3) years. Seller is not subject to (and has not been subject to in the previous three

(3) years) any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there or has there been pending or threatened any labor strike or lockout involving Seller at any time in the previous three (3) years.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedule, all Employees are employed at-will.

(d) To the Knowledge of Seller, no Employee has any present intention to terminate his or her employment and Seller has, as of the date hereof, no intention to terminate or materially change the employment of any employee (in each case, such term meaning permanent and temporary, full time and part-time employees) or is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any person besides Seller that would be material to the performance of such employee’s employment duties, or the ability of Buyer to conduct the Business of Seller, nor has Seller received any written notice or information concerning any such prospective change with respect to such employees.

(e) There has been no “plant closing,” “business closing” or “mass layoff” as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) or any similar state, local or foreign Law or regulation affecting any site of employment of Seller, or one or more- facilities or operating units within any site of employment or facility of Seller, and, during the 90 day period preceding the date hereof, no current or former employee or consultant of Seller has suffered an “employment loss” (as defined in the WARN Act) with respect to Seller.

(f)           Section 4.13(f) of the Disclosure Schedule contains a complete and accurate list of each current manager, officer and Employee of Seller whether actively at work or not, and for each such Person identifies his or her name, employee number, title, start date, base compensation, bonus compensation and any other compensation earned in each of 2019 and 2020, current base salary or wage rate, commission eligibility and bonus arrangements (as applicable), accrued and unused vacation leave, benefits, overtime entitlement, location of employment, any professional license(s) held (as applicable), status as full-time or part-time, and status as exempt or non-exempt under the Fair Labor Standards Act. In addition, Section 4.13(f) of the Disclosure Schedule lists any Employee currently on leave of absence, together with the type of leave, their expected date of return to work, if known, and indicating whether the employee is in receipt of disability benefits or workers’ compensation benefits. To the extent that any Employee’s employment is subject to a visa or work permit, such status and any applicable date of expiration is set forth in Section 4.13(f) of the Disclosure Schedule.

(g)  Section 4.13(g) of the Disclosure Schedule contains a complete and accurate list of each individual that is actively providing services primarily for the Business as an independent contractor or consultant of Seller, including the nature of the services, consulting fees, commissions or other forms of compensation and the term of the agreement, including start date and end date, if applicable.

(h) To the Knowledge of Seller, Seller has at all times in the previous three (3) years properly classified each of its Employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws. To the extent that Seller has treated any service provider as an independent contractor rather than an employee for the purpose of any Law at any time in the previous three (3) years, to the Knowledge of Seller, Seller’s classification of such service provider has been proper for purposes of each Applicable Law, including without limitation the Code and the Fair Labor Standards Act.

(i) Except as set forth in Section 4.13(i) of the Disclosure Schedule, no officer, manager, Employee, independent contractor, agent or consultant of Seller who perform services for the Business has any agreement or arrangement as to (i) change of control, (ii) payment of any amount which is triggered by, or expected to be triggered by, the transactions contemplated hereby, (iii) retention payment,

(iv) deferred compensation, (v) eligibility for any severance pay or benefits in connection with any termination of employment by Seller or the employee, or (vi) termination payment required to terminate his or her employment or his or her service agreement.

(j) To the Knowledge of Seller, no Employee or former employee of Seller who performs services for the Business is or, during the past three (3) years, has been (during his or her employment) an illegal or undocumented worker. Seller has in its files a Form 1-9 that is validly and properly completed in accordance with Applicable Law for each employee of Seller with respect to whom such form is required under Applicable Law. Seller has not received notice or other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

(k) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation legislation in respect of Seller.

(l) There are no workers’ compensation claims pending against Seller nor, to the Knowledge of Seller, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.

Section 4.14
[Intentionally Left Blank]

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedule contains a true, correct and complete list of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Business (the “Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true, correct and complete copies of which have been delivered or made available by Seller to Buyer. All Insurance Policies are valid, outstanding and, to the Knowledge of Seller, enforceable policies. Seller has not been refused any insurance with respect to any aspect of the Business. All premiums payable under each such policy have been timely paid and no notice of cancellation or termination has been received by Seller with respect to any such policy.

Section 4.16
Related Party Transactions.

Except as set forth in Section 4.16 of the Disclosure Schedule, there are no Contracts under which Seller has any existing or future Liabilities between Seller, on the one hand, and, on the other hand, any (a) executive officer or manager of Seller or, to the Knowledge of Seller, any of such executive officer’s or manager’s immediate family members, or (b) owner of more than five percent (5%) of the voting power of Seller’s equity interests.

Section 4.17
Material Customers; Material Suppliers.

(a)
Section 4.17(a) of the Disclosure Schedule sets forth the name of each of the tenb(10) largest customers of Seller with respect to the Business by revenue for the fiscal year ended December 31, 2020 and for the (3) months period ended March 31, 2021 (each a “Material Customer”). Except as set forth in Section 4.17(a) of the Disclosure Schedule, since December 31, 2020, no Material Customer has cancelled or otherwise terminated its relationship with Seller or has materially decreased its usage or purchase of the services or products of Seller. Except as set forth in Section 4.17(a) of the Disclosure Schedule, no Material Customer has given Seller written notice of, and to the Knowledge of Seller no Material Customer has, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its usage, purchase or distribution of the services or products of Seller; and

(b)
Section 4.17(b) of the Disclosure Schedule sets forth the name of each of the ten (10) largest suppliers of Seller with respect to the Business by cost for the fiscal years ended December 31, 2020 and for the three (3) month period ended March 31, 2021 (the “Material Suppliers”). Except as set forth on Section 4.17(b) of the Disclosure Schedule, no Material Supplier has cancelled or otherwise terminated its relationship with Seller, nor has it materially decreased its provision of services or products to Seller. Except as set forth in Section 4.17(b) of the Disclosure Schedule, the Material Supplier has not given Seller written notice of, and to the Knowledge of Seller such Material Supplier does not have, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its provision or distribution of services or products to Seller.

Section 4.18
Taxes and Tax Returns.

(a) All material Tax Returns with respect to the Business or Purchased Assets required to have been filed by Seller have been timely filed (taking into account any extension of time to file granted or obtained).

(b) All material Taxes with respect to the Business or Purchased Assets due and payable by Seller, whether or not shown or required to be shown on any Tax Returns, have been paid or will be timely paid and no such Taxes are delinquent.

(c) Seller has, in accordance with Applicable Law, invoiced, collected, withheld, reported and remitted to the appropriate Taxing Authority (within the time prescribed) all material: (i) sales, transfer, use, customs, goods and services and other Taxes which are due and payable by Seller; (ii) withholding, payroll or employment Taxes as required by Applicable Law; and (iii) all non-resident withholding Taxes as required by Applicable Law. Seller has completed and timely filed all material Forms W-2, 1099 and 1042 required with respect to any employee, independent contractor or other third party, in each case, with respect to the Business.

(d) There are no Encumbrances for Taxes against the Purchased Assets, other than sales or transfer tax arising out of the sale and transfer pursuant to this Agreement of the Purchased Assets.

(e) There are no proceedings, investigations, audits or claims now pending, or threatened in writing against Seller in respect of any Taxes relating to the Business or the Purchased Assets and, to the Knowledge of Seller, there are no other matters with any Governmental Authority relating to such Taxes, which could reasonably be expected to give rise to a material amount of Taxes relating to the Business or the Purchased Assets or result in any Encumbrance on any of the Purchased Assets (other than a Permitted Encumbrance).

(f) Section 4.18 of the Disclosure Schedules lists all of the jurisdictions in which Seller file income or franchise Tax Returns and, to the Knowledge of Seller, in the last five (5) years, no claim has been made by a Governmental Authority in a jurisdiction where Seller do not file Tax Returns relating to the Business or the Purchased Assets that Seller are or may be subject to taxation by that jurisdiction in respect of the Business or the Purchased Asset.

(g) The representations and warranties set forth in this Section 4.18 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.19  No Undisclosed Liabilities. Seller with respect to the Business has no Liabilities, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, known or unknown, regardless of when asserted, except Liabilities or obligations (a) stated or adequately reserved against in the Financial Statements; (b) for future performance under the Assigned Contracts; (c) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; or (d) as set forth Section 4.19 of the Disclosure Schedules.

Section 4.20  Material Contracts. Section 4.20 of the Disclosure Schedules sets forth a true, complete and accurate list of each currently effective Contract with respect to the Business to which Seller are a party or by which it is bound, or by which any of its assets is bound, as of the date hereof, which constitutes any of the following (collectively, the “Material Contracts”):

(a)
a partnership, joint ventures, strategic alliance, or similar Contract;

(b) a Contract providing for the indemnification by Seller of any Person, other than indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business;

(c) a Contract, agreement, arrangement or obligation with another Person which purports to limit in any respect (i) the ability of Seller to solicit customers, employees or vendors, (ii) the location in which the Business operates or is conducted, or (iii) the ability of Seller or their respective successors to freely engage in any Business, including without limitation, any Contract containing non- competition, non-solicitation or exclusivity provisions;

(d) any license sublicense or other agreements under which any Person is granted rights in the Intellectual Property Assets, other than commercial, off-the-shelf software);

(e) a Contract that contains royalty, dividend or similar arrangements based the revenue or profits of Seller;

(f)
a Contract or other agreement arrangement relating to borrowed money;

(g) a Contract or other arrangement for the acquisition or disposition of any material interest in, or any material amount of, property or assets of Seller;

(h)
a Contract or other arrangement containing most-favored-nations provisions;

(i) a Contract or other arrangement that involves a material customer of the Business or involves capital expenditures in excess of $10,000 per year;

(j)
a Contract or other arrangement that contains settlement terms or a covenant not to sue;

(k)
a Contract or other arrangement with an officer or director of Seller or an Affiliate thereof;

(l)
a Contract that is not terminable by Seller upon sixty (60) days’ notice; and

(m) a Contract or other arrangement under which Seller has made loans or advances to any employee of the Business or officers or directors of Seller.

(n) Seller has provided or made available to Buyer with copies of all Material Contracts, and all such Material Contracts are in full force and effect and neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default under or breach of any such Material Contract. Each Material Contract constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.21  Books and Records. To the extent the Books and Records are required to be delivered or made available to pursuant to the terms of this Agreement, such Books and Records and other data and or information relating to the Business are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon Buyer or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be available to Buyer in the ordinary course following the Closing.

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.23  No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represent and warrant to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Nevada. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against both Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: result in a violation or breach of any provision of the certificate of incorporation or by-laws Buyer; result in a violation or breach of any provision of any Law, Governmental Authority or Governmental Order applicable to Buyer; or, except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person or Governmental Authority under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the failure of which to make or obtain would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.03 Solvency; Sufficiency of Funds; Recruiter Restricted Common Stock. On the Closing Date, Buyer will have available cash or other sources of immediately available funds sufficient to pay or cause to be paid the Closing Cash Payment. At the time of such issuance, Recruiter Restricted Common Stock that as and when is being issued hereunder to Seller as partial consideration for the Purchased Assets shall be (a) duly authorized, validly issued, fully paid and non-assessable and shall be issued in compliance in all material respects with all applicable Laws and any preemptive or other similar rights, whether by Law, Contract or otherwise and (b) free and clear of all Encumbrances, options, and rights of other parties.

Section 5.04 Legal Proceedings. Except as set forth in Section 5.04 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.05 SEC Filings. Buyer’s SEC Filings, when they were filed with the SEC (or, if any amendment with respect to any such document was filed, when such amendment was filed), complied in all material respects with the applicable requirements of the Securities Exchange Act of 1933, as amended, and the rules and regulations thereunder and did not, as of such date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.07 No Reliance. Buyer is entering into this Agreement and consummating the transactions contemplated hereby solely on the basis of its own independent investigation of Seller and the Business and the representations, warranties, terms and other conditions set forth in this Agreement and the Transaction Documents.

ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) act in good faith and use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of Seller’s Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not intentionally take any action that would cause any of the changes, events or conditions described in Section 4.04 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall

(a)  afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property,

properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Chris Johnson or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its business, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer and shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property or the improvements thereon. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03  Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which Seller become aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied.

Section 6.04 Employees and Employee Benefits.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b)   During the period commencing on the Closing Date and ending on the date that is 12’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation) that are no less than the target bonus opportunities (excluding equity-based compensation), if any, provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing.

(c) Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.04(b), including for purposes of any Seller benefit plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the

Closing. Buyer and Seller shall be liable and hold Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer on terms and conditions consistent with Section 6.04(b) hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(d) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

Section 6.06 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years following the Closing Date (the “Restricted Period”), without the prior written consent of Buyer, each Principal shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business (as defined below); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. As used herein, “Restricted Business” means the development of online job board software platforms, software for attracting and screening pools of candidates for employers, and on-demand recruiter marketplaces. Notwithstanding the foregoing, each Principal may (i) engage in, manage, own and operate the Studio Business (including for current and prospective customers who are also current, past, or prospective customers of Buyer or its Affiliates), (ii) perform and engage in such consulting activities consistent with past practice, (iii) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Selling Party is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (iv) conduct such activities on Buyer’s behalf as an employee or consultant.

(b) For a period of two (2) years following the Closing Date, each Principal shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.04(a) or is or was employed in the Business during the two-year period following the Closing Date, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided, that nothing in this Section 6.06(b) shall prevent the Principals or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) The Principals acknowledge that a breach or threatened breach of this Section 6.06 could give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Principal of such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) The Principals acknowledge that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07
Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions of Seller with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.02 and Section 5.02 of the

Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefore to any third party from whom consent or approval is requested.

Section 6.08                                      Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall: (i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and (ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Seller shall: (i) retain the books and records (including personnel files) of Seller that relate to the Business and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.12 Taxes.

(a) Transfer Taxes. Buyer shall be liable for all sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions thereon (collectively, the “Transfer Taxes”). Seller and Buyer shall be jointly responsible for preparing and filing any Tax Returns with respect to Transfer Taxes and shall cooperate each with the other in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all Applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

(b) Apportioned Taxes. Subject to Section 6.12(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Tax Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the relative number of days of such taxable period ending on and including the Closing Date (the “Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning from the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”), in each case, as compared to the total number of days in such taxable period. Seller shall be liable for the proportionate amount of Apportioned Tax Obligations that is attributable to the Pre-Closing Apportioned Period. Buyer shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period. In the case of all other Taxes, the amount of such Taxes attributable to the Pre-Closing Apportioned Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes for such period shall be attributable to the Post Closing Apportioned Period, and Seller shall remit to Buyer, within ten (10) days of Buyer’s request, payment for the proportionate amount of such bill that is attributable to the Pre-Closing Apportioned Period. Any Tax refunds, credits or overpayments attributable to Taxes shall be apportioned between Buyer and Seller in accordance with the apportionment provided in this Section 6.12 (a).

Section 6.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions and provide further information or assistance as may be reasonably required to carry out the provisions hereof; to give effect to the transactions contemplated by this Agreement and the other Transaction Documents and to allow Buyer to continue to operate the Business as a going concern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02  Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts of each the Transaction Document (other than this Agreement) to which Seller is a Party and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)    Since the date of this Agreement, there shall not have occurred any Material

Adverse Effect.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller duly executed copies of the Closing Cash Payment, the Closing Stock Payment, the Promissory Note, duly executed counterparts to the Transaction Documents (other than this Agreement) to which Buyer is a party, and such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

ARTICLE VIII
INDEMNIFICATION

Section 8.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is (a) in the case of General Warranties, eighteen (18) months following the Closing Date, (b) in the case of Fundamental Warranties, until the expiration of the relevant statute of limitations, and (c) in the case of Tax Warranties, seven (7) years following the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those that by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival period set forth in this Section 8.01 is a contractual statute of limitations and any claim brought by any party pursuant to this Article VIII must be brought or filed prior to the expiration of the survival period. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02  Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, the Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement and the other Transaction Documents to which Seller is a party;

(b) any material breach or non-fulfilment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement or other Transaction Documents to which Seller is a party; and

(c)    any Excluded Asset or any Excluded Liability.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify the Seller against, and shall hold the Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement and the other Transaction Documents to which Buyer is a party;

(b) any material breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or other Transaction Document to which Seller is a party; any

(c)    any Assumed Liability.

Section 8.04 Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02  and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $30,000 (the “Deductible”), in which event the Indemnifying Party shall only be liable for Losses in excess of the Deductible.

(b) Subject to Section 8.04(c), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed $300,000.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Warranties or Tax Warranties, with respect to which, the aggregate liability of Seller shall not exceed the Base Purchase Price (the “Cap”), or (ii) Fraud on the part of a party hereto, with respect to which, the aggregate liability of Seller shall not exceed the Base Purchase Price.

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f) Each Indemnified Party shall take and cause its Affiliates to use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 8.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 6.05) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies.

(a) Subject to Section 2.07, Section 6.06, and Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 2.07, Section 6.06, and Section 9.12, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of any Fraud by any party hereto.

(b) In furtherance of the foregoing, Buyer and Recruiter acknowledge and agree that set-off from the Promissory Note and, if applicable, the Earn-Out Consideration shall be the sole and exclusive remedy of Buyer following the Closing Date for Losses. In the event of a breach of the Fundamental Warranties, Tax Warranties or Fraud by Seller or its Affiliates, Buyer shall have recourse against Seller for any or all such amounts payable pursuant to this Agreement to be first satisfied by reducing the amounts in the Promissory Note or the Indemnity Holdback Amount to the extent then available, and thereafter to be satisfied from Selling Shareholders, jointly and severally.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Buyer:
Recruiter.com Group, Inc.

Attn:
Evan Sohn Phone: (855) 931-1500
Email:

with a copy (which shall not constitute notice) to:

Jacob J., Frohman Esq.
Phone:
Email:

If to Seller:
Parrut, Inc. [ADDRESS]
Attention: Christopher A. Johnson Phone:
Email:

 with a copy (which shall not constitute notice) to:

Austin Law PLLC
302A West 12th Street #261 New York, NY 10014
Attention: Nigel S. Austin, Esq. Phone: 212-252-2012
Email:

Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This

Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) The parties hereto agree that any dispute seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any Transaction Document shall be brought in any federal court located in the State of New Jersey or any New Jersey state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.02 shall be deemed effective service of process on such party.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:		SELLER:

Recruiter.com Group, Inc.		Parrut, Inc

By:		By:
Name:	Evan H. Sohn	Name:	Christopher A. Johnson
Title:	CEO	Title:	CEO

PRINCIPALS:

Name
Title

Exhibit A

Employment Agreements

[See attached]

Exhibit B

Bill of Sale

[See attached]

Comments 6/2/2021

Exhibit C

Assignment and Assumption Agreement

[See attached]

Comments 6/2/2021

Exhibit D

Registration Rights Agreement

[See attached]

Exhibit E

Promissory Note

[See attached]

Exhibit F

Statement if WORK

[See attached]